EX: 99-1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Results for 2022 and Declares Increased Dividend

CAMBRIDGE, MA. (January 24, 2023) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced unaudited net income of $52.9 million for the year ended December 31, 2022, a decrease of $1.1 million, or 2.1%, as compared to net income of $54.0 million for the year ended December 31, 2021. Diluted earnings per share were $7.30 for the year ended December 31, 2022, representing a decrease of $0.39, or 5.1%, as compared to diluted earnings per share of $7.69 for the year ended December 31, 2021.

The results for the year ended December 31, 2022, include the impact of the merger with Northmark Bank (“Northmark”) and the corresponding effects to the provision for credit losses, merger expenses, and other non-operating items, as detailed in the GAAP to Non-GAAP reconciliations within this release. Excluding these items, operating net income was $56.5 million for the year ended December 31, 2022, an increase of $1.7 million, or 3.1%, as compared to operating net income of $54.8 million for the year ended December 31, 2021. Operating diluted earnings per share were $7.80 for the year ended December 31, 2022, representing a decrease of $0.01, or 0.13%, as compared to operating diluted earnings per share of $7.81 for the year ended December 31, 2021.

For the quarter ended December 31, 2022, unaudited net income was $11.3 million, representing a decrease of $3.3 million, or 22.6%, as compared to unaudited net income of $14.6 million for the quarter ended September 30, 2022. Diluted earnings per share were $1.44 for the quarter ended December 31, 2022, representing a 30.4% decrease as compared to diluted earnings per share of $2.07 for the quarter ended September 30, 2022.

The results for the quarter ended December 31, 2022 include the impact of the merger with Northmark and the corresponding effects to the provision for credit losses, merger expenses, and other non-operating items. Excluding these items, operating net income for the quarter ended December 31, 2022 was $15.0 million, an increase of $303,000, or 2.1%, as compared to operating net income of $14.7 million for the quarter ended September 30, 2022. Operating diluted earnings per share were $1.92 for the quarter ended December 31, 2022, representing a 8.1% decrease as compared to operating diluted earnings per share of $2.09 for the quarter ended September 30, 2022.

2022 Highlights:

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Asset quality at December 31, 2022, remained excellent with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.16% and 0.12%, respectively.
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Completed a merger with Northmark Bank which provided banking assets of $429.0 million, net of fair value adjustments, and our entry into the markets of Andover, North Andover and Winchester, MA.
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Organic loan growth (excluding the impact of Northmark’s acquired balances) of $440.5 million, or 13.3%.
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Financial performance ratios for the year ended December 31, 2022, were strong with
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Return on Average Assets (“ROA”) of 1.03%, Operating Return on Average Assets of 1.10% and
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Return on Average Equity of 11.56% and Operating Return on Tangible Common Shareholders’ Equity (“ROTCE”) of 14.18%.
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Book value per share at December 31, 2022, increased to $66.38 from $63.69 at September 30, 2022. Tangible book value per share at December 31, 2022, increased to $57.15 from $55.95 at September 30, 2022.

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The common equity to assets ratio increased to 9.31% at December 31, 2022, from 8.68% at September 30, 2022. The tangible common equity to tangible assets ratio increased to 8.12% at December 31, 2022, from 7.70% at September 30, 2022.

“I am pleased with how we managed through 2022, which proved to be a challenging period of volatility in equity markets and interest rates. While we see evidence of an economic slowdown in 2023, we feel well prepared with continued strength in asset quality and capital levels. I am also pleased to announce a 5% increase to the Company’s dividend,” noted Denis K. Sheahan, Chairman, President and CEO.

Merger with Northmark

On October 1, 2022, the Company completed its merger with Northmark which added three banking offices in Massachusetts. The Company paid total consideration of $62.8 million, which consisted of 788,137 shares of Cambridge Bancorp common stock issued to Northmark shareholders. The transaction included the assumption of $303.2 million in total loans and the acquisition of $373.1 million in deposits, each at fair value.

For further details on the loans and deposits acquired, see the “Organic Loan and Deposit Growth” table provided near the end of the financial schedules accompanying this release.

Balance Sheet

Total assets increased by $668.2 million, or 13.7%, from $4.89 billion at December 31, 2021 to $5.56 billion at December 31, 2022, inclusive of the Northmark merger.

Total loans increased by $743.8 million, or 22.4%, from $3.32 billion at December 31, 2021 to $4.06 billion at December 31, 2022, inclusive of the Northmark merger.

Inclusive of the impact of the Northmark merger:

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Residential real estate loans increased by $233.8 million, from $1.42 billion at December 31, 2021 to $1.65 billion at December 31, 2022.
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Commercial real estate loans increased by $403.4 million, from $1.51 billion at December 31, 2021 to $1.91 billion at December 31, 2022.
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Commercial and industrial loans increased by $81.2 million, from $269.4 million at December 31, 2021 to $350.7 million at December 31, 2022.

Excluding the net loans acquired as a result of the Northmark merger, total loans grew by $440.5 million, or 13.3%, from December 31, 2021. Please see the Organic Loan and Deposit table for more details.

The Company recorded goodwill of $12.6 million associated with the merger with Northmark. Total goodwill at December 31, 2022 was $64.5 million.

The Company’s total investment securities portfolio increased by $30.5 million, or 2.6%, from $1.17 billion at December 31, 2021 to $1.21 billion at December 31, 2022.

Total deposits, inclusive of the Northmark merger, increased by $484.2 million, or 11.2%, to $4.82 billion at December 31, 2022, as compared to $4.33 billion at December 31, 2021. Excluding wholesale deposits, total deposits increased by $105.4 million, or 2.4%.

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Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $59.7 million, or 1.4%, to $4.23 billion at December 31, 2022 from $4.17 billion at December 31, 2021, due to the Northmark merger.
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Excluding the impact of the Northmark merger, organic core deposits decreased by $217.3 million, or 5.2%, as the rapidly increasing interest rate environment saw clients use funds for investment opportunities, spend down historically high balances, and seek additional return.
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Certificates of deposit totaled $586.6 million at December 31, 2022, an increase of $424.6 million from $162.1 million at December 31, 2021, primarily due to increases in wholesale certificates of deposit.
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Total wholesale certificates of deposit, which are included within certificates of deposit, were $381.6 million and $2.7 million at December 31, 2022 and December 31, 2021, respectively.
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Inclusive of the Northmark merger, the cost of total deposits was 0.66% for the quarter ended December 31, 2022, as compared to 0.26% for the quarter ended September 30, 2022. The cost of total deposits excluding wholesale deposits was 0.45% for the quarter ended December 31, 2022 and 0.24% for the quarter ended September 30, 2022. At December 31, 2022, the spot cost of non-wholesale deposits was 0.80%, as compared 0.28% at the quarter ended September 30, 2022.

Borrowings totaled $105.2 million at December 31, 2022, representing a $88.7 million increase from $16.5 million at December 31, 2021, due to fluctuations in liquidity as a result of reduced deposit funding.

Net Interest and Dividend Income

Net interest and dividend income, before the provision for credit losses, increased by $4.6 million, or 12.7%, to $40.9 million for the quarter ended December 31, 2022, from $36.3 million for the quarter ended September 30, 2022. This was primarily due to an increase in average earning assets (both organic and as a result of the Northmark merger) and higher yields on earning assets, partially offset by higher cost of funds.

The Company’s net interest margin on a fully taxable equivalent basis, inclusive of the Northmark merger, increased by 13 basis points to 3.08% for the quarter ended December 31, 2022, as compared to 2.95% for the quarter ended September 30, 2022.

For the year ended December 31, 2022, net interest and dividend income before the provision for credit losses increased by $15.2 million, or 11.9%, to $143.2 million, as compared to $128.0 million for the year ended December 31, 2021. This increase was primarily due to an increase in average earning assets (both organic and as a result of the Northmark merger) and higher asset yields, partially offset by lower loan accretion associated with merger accounting, a decrease in Paycheck Protection Program (“PPP”) loan income, and higher cost of funds.

The Company’s net interest margin on a fully taxable equivalent basis decreased by 20 basis points to 2.92% for the year ended December 31, 2022, as compared to 3.12% for the year ended December 31, 2021.

In order to provide greater disclosure of the impact of loan related merger accounting, a reconciliation of the Company’s net interest margin, on a fully taxable equivalent basis, to an adjusted net interest margin, on a fully taxable equivalent basis, is shown below. Excluding the impact of merger related loan accretion, the adjusted net interest margin, on a fully taxable equivalent basis, for the quarter ended December 31, 2022, was 3.01%, representing an eight basis point increase from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.93% for the quarter ended September 30, 2022.

	Three Months Ended
	December 31, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$5,283,205
Net interest income on a fully taxable equivalent basis (GAAP)		$41,021
Net interest margin on a fully taxable equivalent basis (GAAP)			3.08%
Less: Accretion of loan fair value adjustments		(915)	-0.07%
Adjusted net interest margin on a fully taxable equivalent basis	$5,283,205	$40,106	3.01%

Excluding the impact of merger related loan accretion, the adjusted net interest margin, on a fully taxable equivalent basis, for the year ended December 31, 2022, was 2.87%, representing a six basis point decrease from the adjusted net interest margin, on a fully taxable equivalent basis, of 2.93% for the year ended December 31, 2021.

	Year Ended
	December 31, 2022
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$4,938,595
Net interest income on a fully taxable equivalent basis (GAAP)		$143,971
Net interest margin on a fully taxable equivalent basis (GAAP)			2.92%
Less: Accretion of loan fair value adjustments		(2,259)	-0.05%
Adjusted net interest margin on a fully taxable equivalent basis	$4,938,595	$141,712	2.87%

Provision for (Release of) Credit Losses

The provision for credit losses during the quarter ended December 31, 2022 includes the impact of the Northmark merger on the Company’s allowance for credit losses under the current expected credit loss (“CECL”) accounting standard. CECL requires the removal of Northmark’s prior allowance for loan losses through the balance sheet as goodwill and re-establishment of a new allowance for credit losses through the income statement within the provision for credit losses. Total provision expense for the three months ended December 31, 2022 was $3.7 million, which included $2.2 million for the recognition of the CECL merger accounting impact, inclusive of unfunded commitments. The Company considers such expense as a non-operating expense. The Company recorded additional provision for credit losses due to loan growth and the outlook for economic conditions. The Company recorded a $612,000 provision for credit losses for the quarter ended September 30, 2022.

For the year ended December 31, 2022, the Company recorded a provision for credit losses of $3.9 million, which included $2.2 million for the recognition of the non-operating impact of merger related CECL accounting, as compared to a $1.3 million release of credit losses for the year ended December 31, 2021.

Noninterest Income

Inclusive of the Northmark merger, total noninterest income decreased by $380,000, or 3.6%, to $10.1 million for the quarter ended December 31, 2022, as compared to $10.4 million for the quarter ended September 30, 2022. This change was primarily the result of lower loan related derivative income and wealth management revenue. Noninterest income was 19.8% of total revenue for the quarter ended December 31, 2022.

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Loan related derivative income decreased by $142,000, or 66.7%, to $71,000 for the quarter ended December 31, 2022, as compared to $213,000 for the quarter ended September 30, 2022, primarily as a result of lower floating rate loan volume.
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Wealth management revenue decreased by $140,000, or 1.7%, to $8.1 million for the quarter ended December 31, 2022, as compared to $8.2 million for the quarter ended September 30, 2022, primarily due to seasonal tax preparation fees which were recognized during the third fiscal quarter, partially offset by positive returns in both the bond and stock markets. Wealth Management Assets under Management and Administration were $4.1 billion at December 31, 2022, an increase of $222.8 million, or 5.8%, from September 30, 2022, primarily due to positive returns in both the bond and stock markets.

Inclusive of the Northmark merger, total noninterest income decreased by $1.3 million, or 3.0% to $43.0 million for the twelve months ended December 31, 2022, as compared to $44.3 million for the twelve months ended December 31, 2021. This was primarily the result of lower wealth management revenue, lower loan related derivative income, and lower gains on loans sold. These items were partially offset by higher bank owned life insurance income, higher deposit account fees, and higher other income. Noninterest income was 23.1% of total revenue for the twelve months ended December 31, 2022.

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Wealth management revenue decreased by $2.0 million, or 5.7%, to $33.0 million for the twelve months ended December 31, 2022, as compared to $35.0 million for the twelve months ended December 31, 2021, primarily due to a decline in both the bond and stock markets.
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Loan related derivative income decreased by $1.5 million, or 70.6%, to $625,000 for the twelve months ended December 31, 2022, as compared to $2.1 million for the twelve months ended December 31, 2021, primarily as a result of lower floating rate loan volume.
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Gain on loans sold decreased by $734,000, or 88.2%, to $98,000 for the twelve months ended December 31, 2022, as compared to $832,000 for the twelve months ended December 31, 2021, due to lower refinance activity and the corresponding lower sales of residential mortgages.
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Bank owned life insurance (“BOLI”) income increased by $1.0 million, or 125.7%, to $1.8 million for the twelve months ended December 31, 2022, as compared to $801,000 for the twelve months ended December 31, 2021, primarily due to $1.2 million related to a death benefit claim and policy surrender.
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Deposit account fees increased by $974,000, or 50.2%, to $2.9 million for the twelve months ended December 31, 2022, as compared to $1.9 million for the twelve months ended December 31, 2021, primarily due to fee revenue from commercial deposit sweep products resulting from higher interest rates.
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Other income increased by $844,000, or 41.7%, to $2.9 million for the twelve months ended December 31, 2022, as compared to $2.0 million for the twelve months ended December 31, 2021, primarily due to equity warrant revenue and success fees associated with Innovation Banking loans, in addition to gains recognized on a community development fund investment.

Noninterest Expense

Total noninterest expense, inclusive of the Northmark merger, increased by $5.5 million, or 21.0% to $31.9 million for the quarter ended December 31, 2022, as compared to $26.3 million for the quarter ended September 30, 2022. During the quarter ended December 31, 2022, there was an increase in non-operating expenses, professional services, salaries and employee benefits expense, and marketing expense, as compared to the quarter ended September 30, 2022.

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Non-operating expenses increased by $2.5 million to $2.7 million for the quarter ended December 31, 2022, from $150,000 for the quarter ended September 30, 2022, primarily due to merger expenses and contractual termination costs.

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Professional fees increased by $1.1 million, or 146.3%, to $1.8 million for the quarter ended December 31, 2022, from $749,000 for the quarter ended September 30, 2022, primarily due to higher consulting fees associated with vendor contract negotiations and increased legal expenses associated with contract reviews and regulatory filings.
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Salary and employee benefits expense increased by $988,000, or 5.7%, to $18.3 million for the quarter ended December 31, 2022, from $17.3 million for the quarter ended September 30, 2022, primarily due to staffing additions associated with the Northmark merger.
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Marketing expense increased by $397,000, or 54.3%, to $1.1 million for the quarter ended December 31, 2022, from $731,000 for the quarter ended September 30, 2022, primarily due to the continuation of a marketing campaign that began during the third fiscal quarter of 2022.

Total noninterest expense, inclusive of the Northmark merger, increased by $9.9 million, or 9.9%, to $110.4 million for the twelve months ended December 31, 2022, as compared to $100.5 million for the twelve months ended December 31, 2021, primarily driven by increases in salaries and employee benefits expense, data processing expense, nonoperating expenses, and FDIC expense, partially offset by decreases in professional services and marketing expense.

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Salaries and employee benefits expense increased by $5.0 million, or 7.6%, to $70.1 million for the twelve months ended December 31, 2022, from $65.1 million for the twelve months ended December 31, 2021, primarily due to increased staffing related to the Northmark merger, normal merit increases, additions to support business initiatives, and increases in employee benefit costs.
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Data processing increased by $1.9 million, or 21.3%, to $10.7 million for the twelve months ended December 31, 2022, from $8.8 million for the twelve months ended December 31, 2021, primarily as a result of the full year impact of a new wealth management system and the partial year impact of higher data processing fees associated the Northmark merger.
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Nonoperating expenses increased by $1.9 million, or 173.6%, to $3.1 million for the twelve months ended December 31, 2022, from $1.1 million for the twelve months ended December 31, 2021, primarily due to merger expenses and contractual termination costs.
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FDIC insurance increased by $527,000, or 40.0%, to $1.8 million for the twelve months ended December 31, 2022, from $1.3 million for the twelve months ended December 31, 2021, primarily due to balance sheet growth.
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Professional services decreased by $663,000, or 12.3%, to $4.7 million for the twelve months ended December 31, 2022, from $5.4 million for the twelve months ended December 31, 2021, primarily due to lower recruiting and temporary help expenses as well as lower consulting fees.
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Marketing expense decreased by $235,000, or 9.3%, to $2.3 million for the twelve months ended December 31, 2022, from $2.5 million for the twelve months ended December 31, 2021.

Asset Quality

Non-performing loans totaled $6.5 million, or 0.16% of total loans outstanding at December 31, 2022. The allowance for credit losses was $37.8 million, or 0.93% of total loans outstanding at December 31, 2022, as compared to $34.7 million, or 0.96% of total loans outstanding at September 30, 2022.

The Company recorded net loan recoveries of $16,000, or 0.00% of total loans (annualized), for the quarter ended December 31, 2022, as compared to net loan recoveries of $10,000, or 0.00% of total loans (annualized), for the quarter ended September 30, 2022.

Net loan recoveries were $53,000, or 0.00% of total loans, for the twelve months ended December 31, 2022, as compared to net loan recoveries of $154,000, or 0.00% of total loans, for the twelve months ended December 31, 2021.

The following table shows additional and historical information regarding non-performing assets, early-stage delinquency (30-89 days delinquent), and troubled debt restructurings:

	Nonperforming Assets
	December 31, 2022	September 30, 2022	December 31, 2021
	(dollars in thousands)
Nonperforming assets	$6,542	$6,383	$5,386
Troubled debt restructurings ("TDRs"):
Non-performing (included in total non-performing loans above)	$703	$726	$758
Nonperforming loans/total loans	0.16%	0.18%	0.16%
Nonperforming assets/total assets	0.12%	0.12%	0.11%
TDRs/total loans	0.02%	0.02%	0.02%
	Additional Asset Quality Indicators
	December 31, 2022	September 30, 2022	December 31, 2021

Delinquent loans 30-89 days past due/total loans	0.36%	0.38%	0.32%
Quarterly net recoveries (charge-offs)/total loans (annualized)	0.00%	0.00%	0.00%
Year to date net recoveries (charge-offs)/total loans	0.00%	0.00%	0.00%
Allowance for credit losses/nonperforming loans	577.41%	544.38%	640.48%
Allowance for credit losses/total loans	0.93%	0.96%	1.04%

Income Taxes

The Company’s effective tax rate was 26.5% for the quarter ended December 31, 2022, representing an increase of 1.7%, as compared to 26.1% for the quarter ended September 30, 2022. For the year ended December 31, 2022, the Company’s effective tax rate was 26.5%, representing an increase of 1.4%, as compared to 26.1% for the year ended December 31, 2021, primarily due to the tax effects of a BOLI policy surrender and death benefit claim during the second fiscal quarter of 2022 and the impact of non-deductible merger related expenses.

Dividend and Capital

On January 23, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $0.67 per share, which is payable on February 23, 2023, to shareholders of record as of the close of business on February 9, 2023. This represents an increase of $0.03, or 5%, as compared to the $0.64 dividend paid in the fourth fiscal quarter of 2022. The Company did not repurchase any shares under its previously announced share repurchase program during the three and twelve months ended December 31, 2022.

The Company’s ratio of tangible common equity to tangible assets increased to 8.12% at December 31, 2022 from 7.70% at September 30, 2022.

Tangible book value per share increased by $1.20, or 2.1%, to $57.15 at December 31, 2022, as compared to $55.95 at September 30, 2022, primarily as a result of increased earnings during the three months ended December 31, 2022.

Investor Conference Call and Investor Presentation

An investor presentation is available on the investor relations section of the Company’s website: http://ir.cambridgetrust.com or within the hyperlink provided below. This presentation includes additional details regarding the Company’s loan portfolio, liquidity position, and other financial disclosures. Click here to download.

The Company will also conduct a conference call/webcast at 11:00 a.m. Eastern Time on Tuesday, January 24, 2023, to discuss the results for the quarter. Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10173206/f51351a4b2.

Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register at any time prior to the call and will immediately receive simple instructions via email. Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of the Company’s website at http://ir.cambridgetrust.com.

Those parties who do not have Internet access or are otherwise unable to pre-register for this event may still participate at the above time by dialing 1-866-777-2509 and asking the operator to join the Cambridge Bancorp (CATC) earnings call. Participants are requested to dial-in a few minutes before the scheduled start of the call. The webcast will be archived for three months on our investor relations website at https://ir.cambridgetrust.com/news-market-information/event-calendar/default.aspx.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 132-year-old Massachusetts chartered commercial bank with approximately $5.6 billion in assets at December 31, 2022, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $4.1 billion in client assets under management and administration at December 31, 2022. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at http://ir.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the businesses of Cambridge and Northmark may not be combined successfully, or such combination may take longer to accomplish than expected; the cost savings from the merger may not be fully realized or may take longer to realize than expected; operating costs, customer loss and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; changes to interest rates; the ability to control costs and expenses; the current global economic uncertainty and economic conditions being less favorable than expected; disruptions to the credit and financial markets; changes in the Company’s accounting policies or in accounting standards; weakness in the real estate market; legislative, regulatory, or accounting changes that adversely affect the Company’s business and/or competitive position; the Dodd-Frank Act’s consumer protection regulations; the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence; actions that governments, businesses and individuals take in response to the COVID-19 pandemic; the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; a prolonged resurgence in the severity of the COVID-19 pandemic due to variants and mutations of the virus; the pace of recovery when the COVID-19 pandemic subsides; disruptions in the Company’s ability to access the capital markets; and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2021, which the Company filed on March 14, 2022. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, operating return on average assets, operating return on tangible common equity, and operating efficiency ratio.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger and acquisition expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with an analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), return on average assets and return on tangible common equity on an operating basis, and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for non-operating expenses and total revenue adjusted for gain/(loss) on disposition of investment securities). The Company has included information on these non-GAAP financial measures because the Company believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in accordance with generally accepted accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-operating and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
	(dollars in thousands, except per share data)
Interest and Dividend Income	$49,544	$40,272	$33,511	$159,993	$133,514
Interest Expense	8,657	3,994	1,738	16,778	5,533
Net Interest and Dividend Income	40,887	36,278	31,773	143,215	127,981
Provision for (Release of) Credit Losses	3,681	612	(273)	3,881	(1,294)
Noninterest Income	10,063	10,443	11,454	43,009	44,324
Noninterest Expense	31,869	26,341	25,468	110,382	100,484
Income Before Income Taxes	15,400	19,768	18,032	71,961	73,115
Income Tax Expense	4,081	5,152	4,770	19,052	19,091
Net Income	$11,319	$14,616	$13,262	$52,909	$54,024

Operating Net Income*	$15,045	$14,742	$13,501	$56,549	$54,828

Data Per Common Share:
Basic Earnings Per Share	$1.45	$2.09	$1.90	$7.35	$7.76
Diluted Earnings Per Share	1.44	2.07	1.88	7.30	7.69
Operating Diluted Earnings Per Share*	1.92	2.09	1.92	7.80	7.81
Dividends Declared Per Share	0.64	0.64	0.61	2.56	2.38

Average Common Shares Outstanding:
Basic	7,761,193	6,971,583	6,934,702	7,163,223	6,926,257
Diluted	7,819,574	7,018,832	7,007,761	7,213,913	6,990,603

Selected Performance Ratios:
Net Interest Margin, FTE	3.08%	2.95%	2.84%	2.92%	3.12%
Adjusted Net Interest Margin, FTE	3.01%	2.93%	2.70%	2.87%	2.93%
Cost of Funds	0.65%	0.32%	0.15%	0.34%	0.13%
Cost of Interest-Bearing Liabilities	1.02%	0.51%	0.24%	0.53%	0.21%
Cost of Deposits	0.66%	0.26%	0.15%	0.32%	0.13%
Cost of Deposits excluding Wholesale Deposits	0.45%	0.24%	0.15%	0.26%	0.13%
Return on Average Assets	0.81%	1.14%	1.12%	1.03%	1.24%
Return on Average Equity	8.79%	13.02%	12.24%	11.56%	12.93%
Efficiency Ratio*	62.55%	56.38%	58.92%	59.27%	58.32%
Operating Return on Average Assets*	1.08%	1.15%	1.15%	1.10%	1.26%
Operating Return on Tangible Common Equity*	13.61%	14.94%	14.27%	14.18%	15.10%
Operating Efficiency Ratio*	57.32%	56.06%	58.15%	57.99%	57.67%

	December 31,	September 30,	December 31,
	2022	2022	2021
	(dollars in thousands, except per share data)
Total Assets	$5,559,737	$5,143,359	$4,891,544
Total Loans	$4,062,856	$3,628,608	$3,319,106
Total Deposits	$4,815,376	$4,281,422	$4,331,152
Allowance for Credit Losses	$37,774	$34,748	$34,496
Allowance to Total Loans	0.93%	0.96%	1.04%
Non-Performing Loans	$6,542	$6,383	$5,386
Non-Performing Loans/Total Loans	0.16%	0.18%	0.16%
QTD Net Recoveries (Charge-offs) to Total Loans (annualized)	0.00%	0.00%	0.00%
Tangible Common Equity Ratio*	8.12%	7.70%	7.92%
Book Value Per Share	$66.38	$63.69	$62.83
Tangible Book Value Per Share*	$57.15	$55.95	$55.01
Wealth Management AUM	$3,875,747	$3,663,034	$4,656,183
Wealth Management AUM & AUA	$4,059,819	$3,837,035	$4,853,119
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	September 30, 2022	December 31, 2021
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$30,719	$31,542	$180,153
Investment securities
Available for sale, at fair value (amortized cost $182,027, $186,938 and $201,270, respectively)	153,416	158,301	197,803
Held to maturity, at amortized cost (fair value $885,586, $904,315 and $971,092, respectively)	1,051,997	1,073,904	977,061
Total investment securities	1,205,413	1,232,205	1,174,864
Loans held for sale, at lower of cost or fair value	—	—	1,490
Loans
Residential mortgage	1,648,838	1,516,029	1,415,079
Commercial mortgage	1,914,423	1,681,053	1,511,002
Home equity	111,351	94,697	87,960
Commercial and industrial	350,650	295,893	269,446
Consumer	37,594	40,936	35,619
Total loans	4,062,856	3,628,608	3,319,106
Less: allowance for credit losses on loans	(37,774)	(34,748)	(34,496)
Net loans	4,025,082	3,593,860	3,284,610
Federal Home Loan Bank of Boston Stock, at cost	6,264	12,683	4,816
Bank owned life insurance	34,484	33,808	46,970
Banking premises and equipment, net	23,297	16,866	17,326
Right-of-use asset operating leases	25,098	26,705	31,273
Deferred income taxes, net	17,990	15,080	9,985
Accrued interest receivable	14,118	11,258	9,162
Goodwill	64,539	51,912	51,912
Merger-related intangibles, net	7,443	2,346	2,617
Other assets	105,290	115,094	76,366
Total assets	$5,559,737	$5,143,359	$4,891,544
Liabilities
Deposits
Demand	$1,366,395	$1,444,765	$1,393,935
Interest-bearing checking	908,961	688,862	763,188
Money market	1,162,773	1,070,758	1,104,238
Savings	790,628	859,102	907,722
Certificates of deposit	586,619	217,935	162,069
Total deposits	4,815,376	4,281,422	4,331,152
Borrowings	105,212	294,459	16,510
Operating lease liabilities	27,413	29,080	33,871
Other liabilities	94,184	92,108	72,174
Total liabilities	5,042,185	4,697,069	4,453,707
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 7,796,440 shares, 7,007,113 shares and 6,968,192 shares, respectively	7,796	7,007	6,968
Additional paid-in capital	293,186	230,563	229,205
Retained earnings	237,369	231,039	202,874
Accumulated other comprehensive loss	(20,799)	(22,319)	(1,210)
Total shareholders’ equity	517,552	446,290	437,837
Total liabilities and shareholders’ equity	$5,559,737	$5,143,359	$4,891,544

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$43,270	$34,056	$29,044	$135,965	$120,019
Interest on tax-exempt loans	376	367	355	1,447	1,205
Interest on taxable investment securities	5,054	5,101	3,354	19,555	9,464
Interest on tax-exempt investment securities	595	601	668	2,477	2,630
Dividends on FHLB of Boston stock	124	106	27	287	46
Interest on overnight investments	125	41	63	262	150
Total interest and dividend income	49,544	40,272	33,511	159,993	133,514
Interest expense
Interest on deposits	8,012	2,846	1,607	14,598	4,974
Interest on borrowed funds	645	1,148	131	2,180	559
Total interest expense	8,657	3,994	1,738	16,778	5,533
Net interest and dividend income	40,887	36,278	31,773	143,215	127,981
Provision for (Release of) credit losses	3,681	612	(273)	3,881	(1,294)
Net interest and dividend income after provision for (release of) credit losses	37,206	35,666	32,046	139,334	129,275
Noninterest income
Wealth management revenue	8,099	8,239	9,025	33,034	35,037
Deposit account fees	834	841	519	2,913	1,939
ATM/Debit card income	444	413	423	1,663	1,567
Bank owned life insurance income	134	144	197	1,808	801
Gain on loans sold, net	—	—	53	98	832
Loan related derivative income	71	213	496	625	2,124
Other income	481	593	741	2,868	2,024
Total noninterest income	10,063	10,443	11,454	43,009	44,324
Noninterest expense
Salaries and employee benefits	18,329	17,341	16,215	70,109	65,127
Occupancy and equipment	3,698	3,511	3,516	14,364	13,898
Data processing	2,868	2,592	2,564	10,706	8,829
Professional services	1,845	749	1,354	4,728	5,391
Marketing	1,128	731	512	2,301	2,536
FDIC insurance	465	453	416	1,845	1,318
Non-operating expenses	2,663	150	331	3,059	1,118
Other expenses	873	814	560	3,270	2,267
Total noninterest expense	31,869	26,341	25,468	110,382	100,484
Income before income taxes	15,400	19,768	18,032	71,961	73,115
Income tax expense	4,081	5,152	4,770	19,052	19,091
Net income	$11,319	$14,616	$13,262	$52,909	$54,024
Share data:
Weighted average shares outstanding, basic	7,761,193	6,971,583	6,934,702	7,163,223	6,926,257
Weighted average shares outstanding, diluted	7,819,574	7,018,832	7,007,761	7,213,913	6,990,603
Basic earnings per share	$1.45	$2.09	$1.90	$7.35	$7.76
Diluted earnings per share	$1.44	$2.07	$1.88	$7.30	$7.69

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,943,279	$43,270	4.35%	$3,537,808	$34,056	3.82%	$3,231,227	$29,044	3.57%
Tax-exempt	49,777	476	3.79	48,235	464	3.82	46,152	448	3.85
Securities available for sale (3)
Taxable	185,452	681	1.46	191,050	677	1.41	207,207	613	1.17
Securities held to maturity
Taxable	968,319	4,373	1.79	994,790	4,424	1.76	704,880	2,741	1.54
Tax-exempt	96,859	753	3.08	97,618	760	3.09	105,731	845	3.17
Cash and cash equivalents	39,519	125	1.25	25,095	41	0.65	174,088	63	0.14
Total interest-earning assets (4)	5,283,205	49,678	3.73%	4,894,596	40,422	3.28%	4,469,285	33,754	3.00%
Non-interest-earning assets	278,799			237,087			243,647
Allowance for credit losses	(36,603)			(34,517)			(35,108)
Total assets	$5,525,401			$5,097,166			$4,677,824
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$802,687	$1,051	0.52%	$701,729	$141	0.08%	$712,123	$67	0.04%
Savings accounts	878,786	811	0.37	887,404	385	0.17	942,118	218	0.09
Money market accounts	1,089,768	2,895	1.05	1,184,081	2,003	0.67	969,233	1,152	0.47
Certificates of deposit	527,770	3,255	2.45	157,622	317	0.80	177,960	170	0.38
Total interest-bearing deposits	3,299,011	8,012	0.96	2,930,836	2,846	0.39	2,801,434	1,607	0.23
Other borrowed funds	76,856	645	3.33	190,543	1,148	2.39	16,636	131	3.12
Total interest-bearing liabilities	3,375,867	8,657	1.02%	3,121,379	3,994	0.51%	2,818,070	1,738	0.24%
Non-interest-bearing liabilities
Demand deposits	1,514,810			1,429,649			1,324,162
Other liabilities	124,004			100,651			105,698
Total liabilities	5,014,681			4,651,679			4,247,930
Shareholders’ equity	510,720			445,487			429,894
Total liabilities & shareholders’ equity	$5,525,401			$5,097,166			$4,677,824
Net interest income on a fully taxable equivalent basis		41,021			36,428			32,016
Less taxable equivalent adjustment		(258)			(256)			(270)
Net interest income		$40,763			$36,172			$31,746
Net interest spread (5)			2.71%			2.77%			2.76%
Net interest margin (6)			3.08%			2.95%			2.84%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021.
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Year Ended
	December 31, 2022			December 31, 2021
	Average Balance	Interest Income/ Expenses(1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$3,552,934	$135,965	3.83%	$3,203,126	$120,019	3.75%
Tax-exempt	47,881	1,832	3.83	37,750	1,525	4.04
Securities available for sale (3)
Taxable	194,612	2,680	1.38	217,096	2,617	1.21
Securities held to maturity
Taxable	978,321	16,875	1.72	424,499	6,847	1.61
Tax-exempt	100,057	3,135	3.13	104,114	3,329	3.20
Cash and cash equivalents	64,790	262	0.40	141,278	150	0.11
Total interest-earning assets (4)	4,938,595	160,749	3.25%	4,127,863	134,487	3.26%
Non-interest-earning assets	246,813			251,652
Allowance for credit losses	(35,072)			(35,642)
Total assets	$5,150,336			$4,343,873
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$753,001	$1,285	0.17%	$675,753	$265	0.04%
Savings accounts	897,146	1,554	0.17	957,039	861	0.09
Money market accounts	1,165,793	7,999	0.69	765,021	2,769	0.36
Certificates of deposit	240,468	3,760	1.56	209,311	1,079	0.52
Total interest-bearing deposits	3,056,408	14,598	0.48%	2,607,124	4,974	0.19%
Subordinated debt	—	—	—	—	—	—
Other borrowed funds	85,580	2,180	2.55	18,466	559	3.03
Total interest-bearing liabilities	3,141,988	16,778	0.53%	2,625,590	5,533	0.21%
Non-interest-bearing liabilities
Demand deposits	1,446,745			1,197,056
Other liabilities	104,063			103,459
Total liabilities	4,692,796			3,926,105
Shareholders’ equity	457,540			417,768
Total liabilities & shareholders’ equity	$5,150,336			$4,343,873
Net interest income on a fully taxable equivalent basis		143,971			128,954
Less taxable equivalent adjustment		(1,043)			(1,019)
Net interest income		$142,928			$127,935
Net interest spread (5)			2.72%			3.05%
Net interest margin (6)			2.92%			3.12%
(1)
Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21% in 2022 and 2021
(2)
Nonaccrual loans are included in average amounts outstanding.
(3)
Average balances of securities available for sale calculated utilizing amortized cost.
(4)
Federal Home Loan Bank stock balance is excluded from interest-earning assets and associated dividend income is excluded from interest income.
(5)
Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021, and the weighted average cost of interest-bearing liabilities.
(6)
Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans outstanding during 2022 and 2021.

Organic Loan and Deposit Growth/(Decline) (dollars in thousands)

				December 2022 vs December 2021
	December 31, 2022	December 31, 2021	Balance Acquired	Organic Growth/(Decline) $	Organic Growth/(Decline) %
Loans
Residential mortgage	$1,648,838	$1,415,079	$114,775	$118,984	8.4%
Commercial mortgage	1,914,423	1,511,002	155,848	247,573	16.4%
Home equity	111,351	87,960	15,466	7,925	9.0%
Commercial & Industrial	350,650	269,446	16,122	65,082	24.2%
Consumer	37,594	35,619	1,004	971	2.7%
Total loans	$4,062,856	$3,319,106	$303,215	$440,535	13.3%
Deposits
Demand	$1,366,395	$1,393,935	$137,651	$(165,191)	(11.9%)
Interest bearing checking	908,961	763,188	17,831	127,942	16.8%
Money market	1,162,773	1,104,238	67,942	(9,407)	(0.9%)
Savings	790,628	907,722	53,002	(170,096)	(18.7%)
Core deposits	4,228,757	4,169,083	276,426	(216,752)	(5.2%)
Certificates of deposit	205,060	159,367	96,703	(51,010)	(32.0%)
Wholesale Certificates of Deposits	381,559	2,702	—	378,857	14,023.6%
Total Certificate of Deposits	586,619	162,069	96,703	327,847	202.3%
Total deposits	$4,815,376	$4,331,152	$373,129	$111,095	2.6%

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

		Three Months Ended					Twelve Months Ended
Operating Net Income / Operating Diluted Earnings Per Share		December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
		2022	2022	2022	2022	2021	2022	2021
		(dollars in thousands, except share data)

Net Income (a GAAP measure)		$11,319	$14,616	$13,658	$13,316	$13,262	$52,909	$54,024
Add: Merger expenses		1,545	150	246	—	—	1,941	—
Add: Provision for credit losses for acquired loans		2,239	—	—	—	—	2,239	—
Add: Contractual termination expenses		1,118	—	—	—	331	1,118	1,118
Less: Tax effect of non-operating expenses (1)	`	(1,176)	(24)	(38)	—	(92)	(1,237)	(314)
Less: Death benefit on bank owned life insurance ("BOLI") and policy surrender		—	—	(1,157)	—	—	(1,157)	—
Add: Tax effect of BOLI policy surrender		—	—	736	—	—	736	—
Operating Net Income (a non-GAAP measure)		$15,045	$14,742	$13,445	$13,316	$13,501	$56,549	$54,828
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (a non-GAAP measure)		(65)	(74)	(42)	(59)	(61)	(273)	(252)
Operating Net Income Applicable to Common Shareholders (a non-GAAP measure)		$14,980	$14,668	$13,403	$13,257	$13,440	$56,276	$54,576
Weighted Average Diluted Shares		7,819,574	7,018,832	7,026,807	7,010,983	7,007,761	7,213,913	6,990,603
Operating Diluted Earnings Per Share (a non-GAAP measure)		$1.92	$2.09	$1.91	$1.89	$1.92	$7.80	$7.81
(1)
The net tax benefit associated with non-operating items is determined by assessing whether each non-operating item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income. The tax effect for quarters ending June and September 2022 have been updated to reflect the final tax deductibility for the year.

	December 31, 2022	September 30, 2022	December 31, 2021
	(dollars in thousands)
Tangible Common Equity:
Shareholders' equity (GAAP)	$517,552	$446,290	$437,837
Less: Goodwill and acquisition related intangibles (GAAP)	(71,982)	(54,258)	(54,529)
Tangible Common Equity (a non-GAAP measure)	$445,570	$392,032	$383,308
Total assets (GAAP)	$5,559,737	$5,143,359	$4,891,544
Less: Goodwill and acquisition related intangibles (GAAP)	(71,982)	(54,258)	(54,529)
Tangible assets (a non-GAAP measure)	$5,487,755	$5,089,101	$4,837,015
Tangible Common Equity Ratio (a non-GAAP measure)	8.12%	7.70%	7.92%

Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$445,570	$392,032	$383,308
Common shares outstanding	7,796,440	7,007,113	6,968,192
Tangible Book Value Per Share (a non-GAAP measure)	$57.15	$55.95	$55.01

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
	(dollars in thousands)
Efficiency Ratio: (1)
Noninterest expense	$31,869	$26,341	$25,468	$110,382	$100,484
Net interest and dividend income	$40,887	$36,278	$31,773	$143,215	$127,981
Total noninterest income	10,063	10,443	11,454	43,009	44,324
Total revenue	$50,950	$46,721	$43,227	$186,224	$172,305
Efficiency Ratio	62.55%	56.38%	58.92%	59.27%	58.32%

Operating Efficiency Ratio: (2)
Noninterest expense	$31,869	$26,341	$25,468	$110,382	$100,484
Merger expenses (Pretax)	(1,545)	(150)	—	(1,941)	—
Contractual termination expenses (Pretax)	(1,118)	—	(331)	(1,118)	(1,118)
Operating expense (a non-GAAP measure)	$29,206	$26,191	$25,137	$107,323	$99,366

Total revenue	$50,950	$46,721	$43,227	$186,224	$172,305
Death benefit on bank owned life insurance ("BOLI") and policy surrender (Pretax)	—	—	—	(1,157)	—
Operating revenue (a non-GAAP measure)	$50,950	$46,721	$43,227	$185,067	$172,305
Operating Efficiency Ratio (a non-GAAP measure)	57.32%	56.06%	58.15%	57.99%	57.67%

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2022	2022	2021	2022	2021
	(dollars in thousands)
Operating Return on Tangible Common Equity: (3)
Operating Net Income (a non-GAAP measure)	$15,045	$14,742	$13,501	$56,549	$54,828
Average common equity	$510,720	$445,487	$429,894	$457,540	$417,768
Average goodwill and merger related intangibles	(72,110)	(54,304)	(54,574)	(58,859)	(54,707)
Average tangible common equity (a non-GAAP measure)	$438,610	$391,183	$375,320	$398,681	$363,061
Operating Return on Tangible Common Equity (a non-GAAP measure)	13.61%	14.95%	14.27%	14.18%	15.10%

Operating Return on Average Assets: (4)
Operating Net Income (a non-GAAP measure)	$15,045	$14,742	$13,501	$56,549	$54,828
Average assets	$5,525,401	$5,097,166	$4,677,824	$5,150,336	$4,343,873
Operating Return on Average Assets (a non-GAAP measure)	1.08%	1.15%	1.15%	1.10%	1.26%

(1)
The efficiency ratio represents noninterest expense as a percentage of the sum of net interest and dividend income and noninterest income.
(2)
Operating efficiency ratio represents operating expense as a percentage of total revenue.
(3)
Operating return on tangible common equity represents operating net income as a percentage of average tangible common equity.
(4)
Operating return on average assets represents operating net income as a percentage of average assets.